Exhibit 99.1

Press Release	Source: Kelyniam Global, Inc.

Kelyniam Global, Inc. to Acquire M2-Systems

Wednesday May 7, 10:00 am ET

Little Rock, Arkansas--(BUSINESS WIRE)—Kelyniam Global, Inc. (OTC.BB:KLYG - News), an engineering and management consulting company specializing in CADCAM technology, today announces that it will acquire M2-Systems as a wholly owned subsidiary.

James Ketner, President and CEO of Kelyniam Global, Inc. stated: “This merger will move Kelyniam Global, Inc. forward by giving us a stronger business model with additional customers, equipment, office space, and employees.  With this merger, Kelyniam Global, Inc. will no longer be a development stage company, and the going concern disclaimer in our financial statements will also be eliminated.”

Mr. John Mastoloni, Vice President of Operations, founded M2 Systems LLC in 1997, and will continue to manage and oversee all operations of M2-Systems under Kelyniam Global, Inc.

Mr. Mastoloni also added: “We have recently received a contract to provide custom models used for cranial implants; this “Cutting Edge” technology is at an infant stage in the medical field.  Once we have been successful with the cranial models, we are looking to expand into maxillofacial structures as well as producing cost effective three dimensional surgical models to aid doctors in planning complex surgeries. These new medical contracts will not only provide us with continued growth, but also strengthen our position in CADCAM prototyping by giving us a strong presence in the Bio-CADCAM disciplines.”

M2 Systems LLC has been in the rapid prototype industry for 8 years, servicing a broad range of industries from jewelry manufacturing, industrial design to consumer OEM manufacturers. M2 Systems has recently become involved in the new and developing market of Bio-CADCAM by providing artificial bone replacements and rapid prototyping for the medical industry.  M2 is looking to implement a number of technologies to help produce a highly accurate custom implant in a matter of days.

More information about M2-Systems and Kelyniam Global, Inc. can be found by following the links provided on our home page. (www.kelyniam.com)

About Kelyniam Global, Inc.:

Kelyniam Global, Inc. provides engineering and management consulting services for, but not limited to, large scale manufacturing industries and also intends to own or invest in a diversified group of businesses that we provide consulting work for that generate cash and consistently earn above average returns on capital.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. The forward-looking statements are based on current expectations, estimates and projections made by management. Kelyniam Global, Inc. intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes’’ “seeks,” “estimates,” or variations of such words are intended to identify such forward-looking statements. Additional uncertainties and risks are described in Kelyniam Global, Inc.’s most recently filed SEC documents, such as its most recent annual report on Form 10K.  Copies of these filings are available through the SEC website at www.sec.gov. All forward-looking statements are based upon information available to Kelyniam Global, Inc. on the date hereof. Kelyniam Global, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

Contact:
Michelle LynRay
Kelyniam Global, Inc.
www.kelyniam.com
1-800-280-8192

Source: Kelyniam Global, Inc.